Exhibit 99.2

ARCW – 2Q.18 Earnings Call

February 9, 2018

Operator:

Good afternoon and welcome to the ARC Group Worldwide conference call.  Today’s call is being recorded.  With me on the call is Drew Kelley, ARC’s Interim CEO, and Brian Knaley (pronounced: Kah Nail E) ARC’s CFO.  Before we begin the formal discussion, I would like to turn the call over to Mr. Kelley to make a statement regarding forward-looking information.

Drew Kelley:

Good afternoon everyone, and thank you for taking the time to join our call.  As most are aware, this call will contain “forward-looking statements” as defined by federal securities laws.  Forward-looking statements are indicated by words such as “expect”, “anticipate”, “plan”, “believe”, and similar words concerning future events.  All future events are inherently uncertain and actual outcomes may differ materially.  We do not guarantee future performance and past performance is not necessarily indicative of future results.  Further, we undertake no obligation to update our forward-looking statements.  We encourage you to review the risks that we face and other information about our Company in our filings with the SEC, including our annual report on Form 10-K and quarterly report on Form 10-Q, and our current reports on Form 8-K, all of which can be found on our website.  Please note that during the call, all financial measures presented will be non-GAAP, unless otherwise indicated.

Before we begin the call, I would like to explain the limited advanced notice we were able to provide regarding today’s earning call.  As most are aware, the Company is currently pursuing a Rights Offering.  In connection with this transaction, we have been in active dialogue with the SEC and the sequencing of certain events left us with a very small window available for this call, one which we were only able to finalize within the past 24 hours.  We will provide a brief update on the Rights Offering later in the call, but we appreciate your understanding on this matter and apologize for the short notice.

Now, let me formally introduce Brian Kah Nail E, who joined ARC as its new CFO at the end of November.  As previously announced, Brian is a highly experienced financial executive with a diverse knowledge of accounting, finance, mergers and acquisitions, and operations management.  I can tell you Brian has already hit the ground running and we are happy to have him on board.  Brian, please go ahead.

Brian Knaley:

Thanks Drew.  The Company earlier today announced results for our second quarter ended December 31, 2017.  Revenue from continuing operations was $18.3 million, a decline from $27.0 million in the prior year period.  As with recent results, the primary driver of the decline was Colorado MIM and Plastics operations, given reduced volumes associated with firearm and defense customers.  Additionally, we also experienced a modest revenue decline at our Florida MIM facility, as a new medical product launch was impacted by customer issues.  Overall, we believe the plastic and MIM markets which we serve are stabilizing with select customers returning towards traditional normalized revenue levels.

Revenue at our Stamping facility declined by $1.1 million relative to the prior year period, principally driven by the roll-off of expiring platforms in the automotive sector.  However, we believe the division to be well positioned for improved financial performance throughout fiscal 2018, given anticipated new product launches and a growing overall sales pipeline.

Turning to our metal 3D operations, we had sales of [more than $925 thousand] in the quarter, which was a 63% increase over prior year.  The results also represent record quarterly revenue for 3DMT.

Turning back to overall consolidated results for the quarter, lower production volumes and planned, targeted inventory reduction initiatives impacted the Company’s operational efficiency during the quarter, as gross profit from continuing operations was $(0.4) million, compared to $4.5 million for the prior year period.  In particular, as part of the Company’s plan to reduce inventory levels to improve cash flow and match current market conditions, the Company reduced selected inventory by $0.7 million within certain business units comprising the Precision Components Group.  This reduction in inventory resulted in a corresponding similar increase in expense recognition, negatively impacting gross profit by $0.7 million in the quarter, or 16.2% of the overall decrease in gross margin.  Further, the inventory initiatives also resulted in a significant reduction in production hours at associated facilities during the quarter.  In particular, Colorado MIM recorded a 50% decrease in production hours compared to the prior year, which further affected profit due to a reduction in ongoing cost absorption.

Selling, general and administrative expenses for the fiscal second quarter 2018 declined to $3.6 million, a decrease from $4.7 million in the prior year period.  Expense reductions were primarily attributable to the Company’s ongoing cost review and elimination initiatives.

EBITDA from continuing operations for the fiscal second quarter 2018 was a loss of $(1.2) million.  This declined relative to the prior year was primarily driven by the previously discussed lower production and revenue, resulting lower gross profit.  And finally, overall fiscal second quarter 2018 net loss was $4.3 million, compared to net loss of $0.7 million for the fiscal second quarter of 2017.

Finally, as some of you may be are aware, we have just initiated our $10 million rights offering that has been registered with the U.S. Securities & Exchange Commission.  The rights offering is fully backstopped by commitments from our largest shareholder and several other shareholders, thus we plan to raise the full $10 million offered.  The record date was set at the close of business on February 6th, 2018 and the subscription price was set at $2 per share.  The Registration Statement containing the prospectus for the Rights Offering was declared effective by the SEC this afternoon, February 9th, 2018.  The expiration date of the Rights Offering will be February 25th, 2018. We expect to receive the proceeds from the Rights Offering during the course of the week of February 26th.  Please note, importantly, the Rights Offering securities may be offered and sold only pursuant to the offering prospectus included within the effective Registration Statement.  A copy of the prospectus forming a part of the Registration Statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting our subscription agent for the rights offering, Broadridge Corporate Issuer Solutions, Inc., toll-free at (855) 793-5068.  The rights will be issued to holders of the Company’s common stock as of the record date of February 6, 2018.    This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sales of any Rights Offering securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

I will now turn it back to Drew:

Drew Kelley:

Thanks Brian.  To begin, I am certain there are many outside of ARC who would view our quarterly results from a “glass half empty” perspective.  On the contrary, while we are certainly not satisfied with the financial results by any means, the Company made significant operational progress during the quarter.  Furthermore, it is these tough operational changes, which lay the groundwork for improving financial performance going forward.  Overall, management remains keenly focused on our objectives of returning the Company to profitability and on improving cash flow by driving existing product revenue, increasing operational efficiency, and improving the balance sheet.

Among the more significant accomplishments this quarter, we refocused our sales approach and realigned our sales resources accordingly.  While we expect the Company’s top line outlook to stabilize and begin to improve during the balance of our fiscal year, these changes were designed to better align our engineering and technical sales capabilities in order to drive incremental revenue from existing customers and on existing production parts.  Again, let me reiterate and emphasize our strategy: to drive incremental revenue from existing customers and on existing production parts.  While our new product pipeline is important, and I will speak later to some developments there, new part development has been too long the sole focus of our Company, when, in fact, there are plenty of other, more achievable near-term opportunities to increased sales.  For example, seeking to produce a greater share of production where dual sourced, or look to produce plastic parts when MIM opportunities are limited.  In summary, these changes are designed to emphasize all facets of sales, not just new part sales.

Similarly, while we are encouraged by an improving outlook for many of our customers in the firearms sector, we need to improve our revenue diversification.  As such, we reallocated sales resources to drive growth in other key markets, specifically the medical and aerospace industries – two important areas of growth for both our 3D and MIM businesses.

Overall, while these initiatives are still in the early stages, we are already receiving positive responses from customers.  Furthermore, once they take hold, and given our recent cost reduction initiatives, we expect flow through from increased sales to impact the bottom-line with greater efficiency going forward as revenue levels return towards historical normalized levels.

Now, to firearms.  In general, in the second half of the fiscal second quarter, we started to see some indications of improvement within the sector.  Our takeaway from these limited data points was that certain firearm manufacturers, particularly those focusing on innovation, and those launching new products, were starting to see a pickup in sales.  Following the Shot Show in Las Vegas two weeks ago, we believe that conclusion remains true.  Overall, we had good interaction at that conference with several of our key customers in the defense and firearm market, and while I don’t want to be interpreted as portraying wide scale or overnight recovery in this market, there are reasons to be encouraged.  Furthermore, our participation in several of leading new product launches provides us with additional reason for encouragement.  As this remains a fluid situation, however, I will refrain from providing specific guidance at this point, other than to suggest we are working on a pathway that we anticipate can return firearm revenue to levels consistent with our fiscal 2015 results.

Separately, I am also pleased with our recent progress on several new platforms as they are approach product launch.  In particular, there are several key platform opportunities in the aerospace, medical, firearm, and turbo charger market that are coming online in the coming months.  Notably, some of these opportunities have been in development for several years when factoring in alloy development.  While we cannot guarantee success of these products from a consumer acceptance perspective, we believe the time and investment to date has been warranted, as these new platforms have the potential to generate significant recurring revenue streams for the Company.  Reiterating my earlier comments, however, I am reluctant to place too much emphasis on this aspect of our business or to ascribe a dollar figure to the new part sales pipeline, as I believe there are equally important other aspects to drive sales growth and, as we have learned, the development and launch of successful MIM parts is, quite simply, complex and time consuming.  This being said, we do see progress on our revenue outlook and I personally am encouraged by the direction our Company’s is headed.

Finally, I would like to briefly follow up on the inventory reduction initiatives underway at the Company.  As Brian mentioned earlier, throughout the first six months of the fiscal year, we have undergone a targeted reduction in inventory levels at certain facilities, generally associated with firearm parts.  The targeted reductions served to right size our balance sheet, but it also served to generate cash for the Company.  Obviously, the plan had a direct, unfavorable impact to our gross profit and EBITDA in the second quarter, but we believe the decision to be the correct one for the Company. Going forward, we expect to execute similar inventory reductions in the third and fourth quarters as we continue to execute our optimization plan, however, we believe the negative P&L impact will be lessened as other facilities begin to ramp up and build inventory as a product of growing demand and new product launches.  Overall, as with earlier cost elimination initiatives, we believe the inventory reduction plan to be in the Company’s best operational and financial interest, and that both programs will start to demonstrate their effectiveness in the Company upcoming financial results.

I appreciate everyone’s time on the call today and will now open for questions.